Exhibit 10.5

LOAN AGREEMENT

dated as of

August ______, 2012

BETWEEN

ECHO THERAPEUTICS, INC.

As Borrower

and

PLATINUM-MONTAUR LIFE SCIENCES, LLC

As Lender

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS

Section 1.1 Certain Defined Terms
Section 1.2 Other Definitional Provisions and Construction

ARTICLE 2 - THE TERM LOAN FACILITY; REPAYMENT; SECURITY

Section 2.1 The Term Loan Facility
Section 2.2 Draws
Section 2.3 Provisions Applicable to Draws
Section 2.4 Draw Requests
Section 2.5 Draw Credit Maximum Amount
Section 2.6 Security

ARTICLE 3 – PAYMENTS, PREPAYMENTS

Section 3.1 Prepayment and Prepayment Notice
Section 3.2 Mandatory Prepayment
Section 3.3 Method of Payment

ARTICLE 4 - CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Effectiveness of Agreement and First Draw
Section 4.2 Conditions Precedent to Subsequent Draws
Section 4.3 Closing

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF THE BORROWER

Section 5.1 Organization and Authority1
Section 5.2 Authorization
Section 5.3 Taxes
Section 5.4 Compliance with Law
Section 5.5 Financial Statements; Full Disclosure
Section 5.6 Litigation; Adverse Effects
Section 5.7 Labor Matters
Section 5.8 Solvency
Section 5.9 Consent
Section 5.10 No Liens
Section 5.11 Indebtedness
Section 5.12 No Defaults
Section 5.13 Intellectual Property
Section 5.14 Environmental Compliance
Section 5.15 Disclosure
Section 5.16 Warrants; Preferred Stock

ARTICLE 6 – REPRESENTATIONS AND WARRANTIES OF THE LENDER

Section 6.1 Organization and Standing
Section 6.2 Power and Authority
Section 6.3 Accredited Investor
Section 6.4 Rule 144

ARTICLE 7 - COVENANTS

Section 7.1 Payment of Taxes and Claims
Section 7.2 Insurance
Section 7.3 Place of Business; Books and Records
Section 7.4 Maintenance; Certain Covenants
Section 7.5 Negative Pledge
Section 7.6 Indebtedness
Section 7.7 Financial Information and Reporting
Section 7.8 Deliverables
Section 7.9 Fundamental Changes; Asset Transfers
Section 7.10 Transactions with Affiliates
Section 7.11 Compliance with Laws
Section 7.12 Guarantees
Section 7.13 Security
Section 7.14 Securities Compliance
Section 7.15 Registration and Listing
Section 7.16 144 Opinions
Section 7.17 Reporting Status
Section 7.18 Disclosure of Material Information
Section 7.19 No Amendments
Section 7.20 No Distributions
Section 7.21 No Investments
Section 7.22 DTC Eligibility

ARTICLE 8 – EVENTS OF DEFAULT

Section 8.1 Events of Default
Section 8.2 Default Remedies

ARTICLE 9 - GENERAL PROVISIONS

Section 9.1 Notices
Section 9.2 Costs and Expenses
Section 9.3 Survival, Successors and Assigns
Section 9.4 Amendment and Waiver
Section 9.5 Accounting Treatment and Fiscal Year
Section 9.6 Enforceability and Governing Law
Section 9.7 Headings
Section 9.8 Interpretation
Section 9.9 Severability of Provisions
Section 9.10 Counterparts; Electronic Execution
Section 9.11 Revival and Reinstatement of Obligations
Section 9.12 Integration
Section 9.13 Waiver of Right to Trial by Jury
Section 9.14 Indemnity

Exhibits
Exhibit 2.1	Form of Commitment Fee Warrant
Exhibit 2.2	Form of Note
Exhibit 2.4	Form of Draw Request
Exhibit 4.1	Form of Draw Warrant
Exhibit 7.12	Form of Guaranty
Schedules
Schedule 5.1(b)	Guarantors
Schedule 5.1(c)	Capitalization
Schedule 5.11	Permitted Indebtedness
Schedule 5.13	Intellectual Property

LOAN AGREEMENT

This Loan Agreement (as amended, restated, supplemented or otherwise modified, this “Agreement”) is entered into between PLATINUM-MONTAUR LIFE SCIENCES, LLC, a Delaware limited liability company with its principal place of business at 152 West 57th Street, 4th Floor, New York, NY 10019 (together with its successors, “Lender”), and ECHO THERAPEUTICS, INC., a Delaware corporation with its principal place of business at 8 Penn Center, 1628 JFK Blvd., Suite 300, Philadelphia, PA 19103 (together with its successors, “Borrower”), as of the ______ day of August, 2012 (the “Effective Date”).

ARTICLE 1 - DEFINITIONS

Section 1.1	Certain Defined Terms

The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.  As used in this Agreement:

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person, or is a family member related by birth or marriage.  For purposes of this definition only, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of equity interests, by contract, or otherwise; provided, however, that, in any event: (i) any Person who owns directly or indirectly fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or fifty percent (50%) or more of the partnership, member or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; and (ii) each director (or manager) of a Person shall be deemed to be an Affiliate of such Person.

“Agreement” means this Agreement.

“Applicable Rate” means ten percent (10%) per annum.

“Attachment Event” means the occurrence of: (i) the Maturity Date, or (ii) an Event of Default, whichever is earlier.

“Bankruptcy Code” means Title 11 of the United States Code (11 USC, § 101 et seq), as amended from time to time, and any successor statute thereto, including (unless the context requires otherwise) any rules or regulations promulgated thereunder.

“Borrower” is defined in the preamble of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close in New York, New York.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Raises” means the issuance and sale by the Borrower of securities for cash consideration.

“CE Study” means a clinical investigation to assess safety and clinical performance in order to obtain a CE Mark.

“CE Mark” means a mandatory conformity mark for products placed on the market in the European Union, which is a key indicator of a product's compliance with the Medical Devices Directive and enables free movement of products within the European market.

“CGM Device” means the Borrower’s continuous glucose monitor, inclusive of the Prelude® Abrasion System, Symphony® tCGM Sensor and supporting components.

“Change of Control” means in respect of any Person (i) the replacement of a majority of the directors or managers who constituted the Board of Directors or the managing body on the Effective Date for any reason other than retirement, resignation, death or disability, and such replacement shall not have been approved by at least two-thirds of the directors constituting the Board of Directors or applicable managing body; or (ii) a Person or Persons acting in concert, as a result of a tender or exchange offer, privately negotiated purchase or purchases, exercise of the stock pledge, death of a shareholder or otherwise, shall have become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act) of securities of Borrower representing more than fifty percent (50%) of the combined voting power of the outstanding securities of Borrower ordinarily having the right to vote in the election of directors or managers; provided, however, that (x) any action taken to replace members of the Board of Directors of Borrower by or at the direction of Lender or any Affiliate (as of the Effective Date or at any time thereafter), or (y) any acquisition or purchase of equity securities of Borrower by Lender or an Affiliate, or the acquisition or purchase of equity securities of Borrower as a result of the sale, transfer or other disposition of such securities by Lender or an Affiliate (as of the Effective Date or at any time thereafter) shall not be deemed to be a Change of Control for purposes of this Agreement.

“Closing Date” means the date of this Agreement.

“Commitment Fee Warrant” is defined in Section 2.1 below.

“Common Stock” is defined in Section 2.1 below.

“Contingent Obligations” mean any agreement, undertaking or arrangement by which any Person assumes, guaranties, endorses, agrees to provide funding, or otherwise becomes or is contingently liable upon the obligation or liability of any other Person.

“Default Rate” means an interest rate per annum equal to five hundred basis points (5%) above the Applicable Rate then in effect.

“Default Security Agreement” means the Default Security Agreement dated on or about the date hereof by and among the Borrower, the Guarantors and the Lender, as the same may be amended, restated, supplemented or otherwise modified.

“Dilutive Issuance” means the issuance by the Borrower of any shares of its Common Stock and/or any securities convertible into, exchangeable for, and/or exercisable for shares of Common Stock at a price of less than $4.00 per share of Common Stock (as adjusted for splits, dividends, combinations and the like); provided, however, that no (a) Permitted Issuance or (b) Replacement Financing shall constitute a Dilutive Issuance.

“Draws” means all draws, advances and disbursements under the Term Loan Facility.

“Draw Credit Maximum Amount” means, initially, $5,000,000, subject to further increase thereafter to an amount not to exceed $20,000,000 as set forth in Section 2.5 below.

“Draw Request” is defined in Section 2.4 hereof.

“Draw Warrant” means a warrant to purchase one (1) share of Common Stock per one dollar ($1.00) of the principal amount of the Draw in connection with which such warrant is issued, and which warrant: (i) shall have a term of five years from the date of funding of the Draw in connection with which such warrant is issued; (ii) shall be in the form attached hereto as Exhibit 4.1; and (iii) shall have an exercise price equal to the lesser of (a) 150% of the VWAP of the Common Stock for five (5) Business Days immediately prior to funding of the Draw in connection with which such warrant is issued (but in no event shall such exercise price be less than $2.00 per share of Common Stock), or (b) $4.00 per share of Common Stock.

“Effective Date” is defined in the recitals hereof.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any Guarantor or any of their respective ERISA Affiliates.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §§ 9601 et seq., as amended from time to time (“CERCLA”); the Resource Conservation and Recovery Act, 42 USC §§ 6901 et seq., as amended from time to time (“RCRA”); the Federal Water Pollution Control Act, 33 USC §§ 1251 et seq.; the Toxic Substances Control Act, 15 USC §§ 2601 et seq.; the Clean Air Act, 42 USC §§ 7401 et seq.; the Safe Drinking Water Act, 42 USC §§ 3803 et seq.; the Oil Pollution Act of 1990, 33 USC §§ 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §§ 11001 et seq.; the Hazardous Material Transportation Act, 49 USC §§ 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §§651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto, including without limitation (unless the context otherwise requires), any rules or regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation (“PBGC”) has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any Guarantor or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower, any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any Guarantor or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any Guarantor or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any Guarantor or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any Guarantor or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Event of Default” means an event described in Article 8 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Failed Draw” is defined in Section 2.1(d) below.

“FDA” means the U.S. Food and Drug Administration.

“FDA Pivotal Study” means a clinical investigation to demonstrate safety and effectiveness in order to obtain FDA approval.

“Financial Officer” means the chief executive officer or chief financial officer of Borrower.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time in the United States consistently applied.

“General Intangibles” has the meaning given thereto in the UCC.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Rule” means any law, rule, regulation, ordinance or other pronouncement of any Governmental Authority.

“Guaranties” means unlimited guaranties of the Borrower’s Obligations to be delivered to Lender from each Guarantor.

“Guarantors” means all Subsidiaries of the Borrower, whether now existing or hereafter created or acquired.

“Hazardous Materials” mean (i) substances and wastes of other materials that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity to humans, animals, wildlife or plants, or “EP toxicity,” (ii) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (iii) flammable substances, explosives or radioactive materials, and (iv) asbestos in any form or (v) polychlorinated biphenyls, whether or not contained within electrical equipment, in concentrations in excess of 50 parts per million.

“Indebtedness” means, at any time, (i) all indebtedness, obligations or other liabilities (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade) which in accordance with GAAP should be classified as liabilities on the balance sheet of such Person, including without limitation, (A) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (B) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (C) with respect to letters of credit, bankers acceptances, interest rate swaps or other contracts, currency agreement or other financial products, (D) to pay the deferred purchase price of property or services, or (E) in respect of Capital Leases; (ii) all indebtedness, obligations or other liabilities secured by a lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same; and (iii) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, receivership, assignment for the benefit of creditors, formal or informal moratorium, forbearance, composition, extension generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all now owned or hereafter acquired right, title and interest in trade names, trademarks, trade secrets, service marks, data bases, software and software systems, including source and object codes, information systems, discs, tapes, customer lists, telephone numbers, credit memoranda, goodwill, patents, patent applications, patents pending, copyrights, royalties, literary rights, licenses and franchises.

“Interest Payment Date” means the first Business Day of each month.

“Interest Share Payment Valuation” means the closing price of the Common Stock on the Trading Day immediately preceding the applicable Interest Payment Date.

“IRC” or “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto, including (unless the context requires otherwise) any rules or regulations promulgated thereunder.

“Investment” means, with respect to any Person, all investments in any other Person, whether by way of extension of credit, loan, advance, purchase of stock or other ownership interest, bonds, notes, debentures or other securities, or otherwise, and whether existing on the date of this Agreement or thereafter made, but such term shall not include the cash surrender value of life insurance policies on the lives of officers or employees, excluding amounts due from customers for services or products delivered or sold in the ordinary course of business.

“Legal Requirements” means, collectively, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, including any Governmental Rule, any requirement under any permit, and any determination of any Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” is defined in the preamble of this Agreement.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from any mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment (collateral or otherwise), hypothec, deposit arrangement, security agreement, conditional sale, trust receipt, lease, consignment, or bailment for security purposes, judgment, claim encumbrance or statutory trust and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Loan Documents” mean this Agreement, the Note, the Guaranties, the Security Agreements, the Warrants, the Registration Indemnity Agreement, and any other agreements, instruments, and certificates executed in connection herewith or contemplated hereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Mandatory Prepayment Date” means the first Business Day of each fiscal quarter of the Borrower.

“Mandatory Prepayment Revenue” means all gross revenue (as determined in accordance with GAAP) less, to the extent included in gross revenue (as determined in accordance with GAAP), (i) the proceeds of Capital Raises, and (ii) Reimbursement Payments.

“Material Adverse Effect” means, at any time, any event, development or circumstance (other than possible extensions from time to time of any dates related to or prescribed under or in connection with the Medical Device User Fee and Modernization Act of 2002) that has or could reasonably be expected to have a material adverse effect in respect of Borrower or any Guarantor upon (i) the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole and/or (ii) the ability of Borrower and/or any Guarantor to perform any of its obligations under the Loan Documents to which it is a party.  Notwithstanding the above, the failure of the Borrower to comply with any listing requirement of a National Securities Exchange shall not, in and of itself, constitute a Material Adverse Effect.

“Maturity Date” means August ____, 2017.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“National Securities Exchange” means a national securities exchange registered with the SEC under Section 6 of the Exchange Act.

“Note” means the promissory note evidencing the Term Loan Facility, as such promissory note may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all obligations of Borrower to pay principal, interest and fees on all Draws, all fees and charges payable hereunder, and all other payment obligations of Borrower arising under or in relation to this Agreement or any Loan Document executed in connection herewith, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Pending Default” is defined in Section 2.3 hereof.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Contest” means the right of Borrower to contest or protest any Lien, taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (i) a reserve with respect to such obligation is established on Borrower’s books and records in such amount as is required under GAAP, (ii) any such protest is instituted promptly and prosecuted diligently by Borrower in good faith, and (iii) Lender is satisfied in its reasonable discretion, that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.

“Permitted Indebtedness” means (i) Indebtedness to the Lender or any Affiliate of the Lender, (ii) Permitted Letter of Credit Indebtedness, (iii) Permitted Purchase Money Indebtedness, and (iv) Indebtedness set forth on Schedule 5.11 hereto.

“Permitted Issuance” means (a) an issuance of shares of Common Stock or options to employees, officers, consultants or directors of the Company pursuant to any stock or option plan duly approved by the shareholders of the Borrower if such issuances are approved by a majority of the non-employee members of the Board of Directors of the Borrower or a majority of the members of a committee of non-employee directors established for such purpose, or their respective designees as permitted under the terms of such plan, and (b) an issuance of securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities.

“Permitted Letter of Credit Indebtedness” means reimbursement obligations under letters of credit not to exceed $2,000,000 in the aggregate.

“Permitted Liens” means any Liens (i) held by Lender or Affiliates of Lender from time to time, or (ii) incurred in connection with Permitted Purchase Money Indebtedness.

“Permitted Purchase Money Indebtedness” means secured or unsecured purchase money Indebtedness (including obligations under Capital Leases) incurred to finance the acquisition of fixed assets or equipment, if such Indebtedness (i) has a scheduled maturity and is not due on demand, (ii) does not exceed the purchase price of the items being purchased, and (iii) is not secured by any property or assets other than the item or items being purchased.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or any other entity of any kind or any government or political subdivision or any agency, department or instrumentality thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Preferred Stock” means the Series C or Series D Convertible Preferred Stock of the Borrower as in effect on the date hereof.

“Registration Indemnity Agreement” means the Registration Indemnity Agreement dated on or about the date hereof by and between the Borrower and the Lender, as the same may be amended, restated, supplemented or otherwise modified.

“Reimbursement Payments” means costs, fees and expenses actually incurred by Borrower for which Borrower is reimbursed, without mark-up, by such third party pursuant to a license agreement or other similar agreement or arrangement, and which payments are generally of a similar character to payments reflected as “Other Revenues” in the Borrower’s Consolidated Financial Statements for the fiscal year ended December 31, 2011.

“Replacement Financing” means financing obtained by the Borrower in the event that the Lender does not fund a Draw hereunder upon satisfaction of all conditions precedent to the Lender’s obligation to fund such Draw.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organization or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, the Securities Act, the Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans With Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Revenue” means (i) all rights of payment of monetary obligations, including rights to payment for goods and General Intangibles sold, leased, licensed, assigned or otherwise disposed of; (ii) all rights to payment for services rendered or to be rendered; (iii) all rights under all documents and instruments and all sums of money or other proceeds due or becoming due thereon to the extent the same result from the sale, license or other disposition of property, products or services, and all rights pertaining to and interest in such documents and instruments; (iv) all other rights and claims to the payment of money, under contracts or otherwise; all rights to payment evidenced by chattel paper or an instrument to the extent the same result from the sale, license or other disposition of property, products or services; (v) all deposit accounts to the extent that such deposit accounts contain any of the foregoing items; and (vi) all other property constituting accounts (as defined in the UCC).

“Revenue Security Agreement” means the Revenue Security Agreement dated on or about the date hereof by and among the Borrower, the Guarantors and the Lender, as the same may be amended, restated, supplemented or otherwise modified.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” means (i) the Revenue Security Agreement and (ii) the Default Security Agreement, as the same may be amended, restated, supplemented or otherwise modified.

“Solvent” means, with respect to any Person, that at the time of determination: (i) the fair market value of its assets is in excess of the total amount of its liabilities (including, without limitation, Contingent Obligations and excluding warrant derivative liabilities);  (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured;  and (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature.

“Subsidiary” of a Person means any corporation, partnership, limited liability company or other entity, in each case, whether now existing or hereafter created, in which such Person directly or indirectly owns or controls the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, or appoint managers or other persons performing similar functions.

“Term Loan Facility” is defined in Section 2.1 hereof.

“Trading Day” means (a) a day on which the Common Stock is traded on the Nasdaq Capital Market or another National Securities Exchange, or (b) if the Common Stock is not traded on the Nasdaq Capital Market or another National Securities Exchange, a day on which the Common Stock is quoted in the over the counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) of this definition, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time.

“Voidable Transfer” is defined in Section 9.11 hereof.

“VWAP” means for any date, (i) the daily volume weighted average price of the Common Stock for such date on the Nadsaq Capital Market, a national exchange or the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on a trading market for which the daily volume weighted average price of the Common Stock is available on Bloomberg L.P., or if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Lender and reasonably acceptable to the Borrower.

“Warrants” means the Commitment Fee Warrant and the Draw Warrants, as the same may be amended, restated, supplemented or otherwise modified.

“Warrant Stock” means the Common Stock issuable upon exercise of the Warrants.

Section 1.2	Other Definitional Provisions and Construction

(a) Any terms used in this Agreement or in any Loan Document that are defined in the UCC shall have the meanings given such terms therein, unless otherwise defined herein.  Any accounting terms used in this Agreement or in any Loan Document and not specifically defined herein shall be construed in accordance with the respective meanings given to such terms under GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

(b) Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting, the words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c) All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

ARTICLE 2 - THE TERM LOAN FACILITY; REPAYMENT; SECURITY

Section 2.1	The Term Loan Facility

(a) The Lender, subject to the terms and conditions hereof, will make a non-revolving draw credit facility (the “Term Loan Facility”) available to the Borrower in an aggregate principal amount not to exceed the Draw Credit Maximum Amount. The Term Loan Facility is non-revolving, and Draws repaid may not be re-borrowed.

(b) The Borrower unconditionally promises to pay when due the principal amount of each Draw, all unpaid interest accrued thereon and all other Obligations incurred by it, in accordance with the terms of this Agreement and the other Loan Documents.

(c) In consideration of the extension of the Term Loan Facility, on closing hereunder, the Borrower shall deliver to the Lender a warrant to purchase 4,000,000 shares of the Borrower’s common stock, $0.01 par value (“Common Stock”), which warrant shall (i) be in the form attached hereto as Exhibit 2.1, (ii) have an exercise price of $2.00 per share, and (iii) have a term of five years (the “Commitment Fee Warrant”).

(d) Notwithstanding anything to the contrary contained in the Commitment Fee Warrant, in the event the Lender shall fail to fund any Draw hereunder in violation of the terms of this Agreement (a “Failed Draw”), the Borrower shall be permitted, by written notice delivered to the Lender, to cancel the Commitment Fee Warrant, but only with respect to that portion of the total shares underlying the  Commitment Fee Warrant that is proportional to the amount that the Failed Draw bears to the maximum aggregate amount of the Term Loan Facility ($20,000,000), and such cancelled portion shall not be exercisable or transferable by the Lender.  By way of example, if the Lender fails to fund a $3,000,000 Draw duly requested by the Borrower in accordance with the terms of this Agreement, upon notice by the Borrower to the Lender, the number of shares of Common Stock underlying the Commitment Fee Warrant shall be reduced by 600,000.  It is understood and agreed that nothing herein prevents the Lender from exercising the Commitment Fee Warrant, in full or in part, at any time during the term of this Agreement, and no cancellation shall in any way affect the Lender’s rights in Common Stock received upon exercise of the Commitment Fee Warrant, or the rights of any transferee of such Common Stock.

Section 2.2	Draws

(a) The aggregate principal amount of all Draws shall not exceed the Draw Credit Maximum Amount in effect from time to time. Each Draw shall be in the minimum amount of $1,000,000, or in whole multiples of $100,000 in excess thereof.

(b) Interest shall accrue on the unpaid aggregate principal balance of each Draw at an interest rate per annum, subject to the terms and conditions hereof, equal to the Applicable Rate per annum, and shall compound monthly.  All interest accruing on each Draw shall be due and payable on each Interest Payment Date; provided, however, that no portion of any interest payment shall be due on any Interest Payment Date if, giving effect to such portion of such payment, the Borrower would have cash and cash equivalents of less than $5,000,000 (after giving effect to such interest payment) in the aggregate on such Interest Payment Date; and provided, further, that if not previously paid in full, all accrued interest shall be due and payable in full on the Maturity Date or upon earlier acceleration of the Term Loan Facility.

(c) Except to the extent prepaid in accordance with Section 3.1 below, the principal sum of each Draw shall be due and payable on the Maturity Date or upon earlier acceleration of the Term Loan Facility.

(d) The Borrower’s obligations hereunder shall also be evidenced by a Note, substantially in the form of Exhibit 2.2 attached hereto.

(e) The net proceeds of each Draw shall be used for working capital and general corporate purposes of the Borrower.

Section 2.3	Provisions Applicable to Draws

(a) Notwithstanding anything to the contrary herein, the Lender shall have no obligation to fund any Draw:

(i)	at any time upon and after the occurrence of a Dilutive Issuance;

(ii)
at any time when a set of facts or circumstances exists, which, upon the giving of notice, the lapse of time, or both, would constitute an Event of Default under this Agreement (a “Pending Default”); and/or

(iii)	at any time when an Event of Default exists and is continuing.

(b) Upon the occurrence of any Event of Default, Draws shall, to the extent not prohibited under applicable law, bear interest at the Default Rate.

(c) Interest, fees and other charges hereunder each shall be calculated on a 360-day year basis and shall be based on the actual number of days which elapse during the interest calculation period, and shall compound monthly.

(d) In no event whatsoever shall the interest rate and other charges hereunder exceed the highest rate permissible under law which a court of competent jurisdiction, in a final determination, shall deem applicable hereto.  In the event such a court determines that Lender has received interest or other charges hereunder in excess of the highest rate applicable thereto, Lender shall promptly refund such excess amount to Borrower, and the provisions hereof shall be deemed amended to provide for such permissible rate.

Section 2.4	Draw Requests

(a) Subject to the provisions of this Agreement, with respect to any Draw requested hereunder, Borrower may elect to request a Draw not later than 5:00 p.m., New York City time, five (5) Business Days prior to the date any such Draw is to be effective.

(b) Draw Requests shall (i) be in form and substance substantially similar to Exhibit 2.4 attached hereto (a “Draw Request”), and (ii) include a certification from the Borrower that, as of the date of such Draw Request, all representations and warranties of the Borrower contained herein remain true and accurate, no Event of Default or Pending Default exists, no Dilutive Issuance has occurred, the Borrower and each Guarantor is Solvent, no event has occurred or failed to occur that could reasonably be expected to result in a Material Adverse Effect, and the other conditions of Article 4 hereof are satisfied.

(c) Notwithstanding anything to the contrary contained herein, all Draws must be validly requested by the Borrower on or before December 31, 2014, and the Lender shall have no obligation to fund any Draws requested after such date.

Section 2.5	Draw Credit Maximum Amount

Provided no event of Default, Pending Default and/or Dilutive Issuance shall have occurred, the Draw Credit Maximum Amount shall be increased from an initial amount of $5,000,000 to an aggregate amount not to exceed $20,000,000 in increments of $3,000,000 upon satisfaction of the following conditions precedent as publicly announced in a press release by the Borrower:

(a) The enrollment of at least one subject at each institution included in the CE Study;

(b) Upon the public announcement of a study that has met the predefined success endpoints in the clinical protocol and is suitable for filing for the CE Mark;

(c) Upon the enrollment of at least one test subject at each institution included in the FDA Pivotal Study;

(d) Upon the public announcement of a study that has met the predefined success endpoints in the clinical protocol and is suitable for filing for FDA approval; and

(e) Upon the receipt of U.S. regulatory clearance to sell the CGM Device in the U.S.A.

Section 2.6	Security

The Borrower’s Obligations hereunder shall be secured by the Security Agreements.  The Borrower hereby grants and shall cause each Guarantor to grant a security interest on all Revenue of the Borrower and the Guarantors to the Lender as security for the Obligations, such security interest to be evidenced by the Revenue Security Agreement. The Borrower hereby grants and shall cause each Guarantor to grant to the Lender a security interest on all assets of the Borrower and all Guarantors as security for the Obligations; provided, that, such security interest shall not attach for purposes of the UCC until the occurrence of the Attachment Event.

ARTICLE 3 – PAYMENTS, PREPAYMENTS

Section 3.1	Prepayment and Prepayment Notice

The Borrower shall have the option at all times to permanently prepay any Draw, in whole or in part, by providing to Lender two (2) Business Days prior written notice of the effective date and amount of such cancellation or prepayment; provided, however, that any such prepayments shall be applied to accrued and unpaid interest before being applied to principal (such principal payments to be applied to the Draw or Draws as designated by the Borrower in the Borrower’s discretion). The Borrower shall have the right, upon two (2) Business Days prior written notice to the Lender, to irrevocably cancel and terminate the Term Loan Facility upon payment of all amounts due and owing hereunder to Lender; provided, that, it is understood and agreed that the provisions of Article 9 hereof shall survive any such termination.

Section 3.2	Mandatory Prepayment

(a) If at any time the aggregate principal amount of all Draws exceeds the Draw Credit Maximum Amount then in effect, then Borrower shall immediately pay to Lender such difference, which shall be applied to the Draws, in inverse order of maturity.

(b) The Borrower shall, no later than forty-five (45) days after each Mandatory Prepayment Date, pay to Lender an aggregate amount equal to 1/3rd of the Mandatory Prepayment Revenue reported by the Borrower during the then immediately prior fiscal quarter, such payments to be applied to accrued and unpaid interest before being applied to principal (such principal payments to be applied to Draws as designated by the Borrower); provided, however, that no portion of such payment shall be due on any Mandatory Prepayment Date if, giving effect to such portion of such payment, the Borrower would have cash and cash equivalents of less than $5,000,000 in the aggregate on such Mandatory Prepayment Date; and provided, further, that if not previously paid in full, all principal of and all accrued interest on all Draws shall be due and payable in full on the Maturity Date or upon earlier acceleration of the Term Loan Facility.

Section 3.3	Method of Payment

All payments of principal, interest, fees and commissions hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to Lender at Lender’s address specified in writing by Lender to Borrower, by 5:00 p.m. (New York City time) on the date when due. Notwithstanding the foregoing, on any Interest Payment Date, interest may be paid, at the election of the Borrower, in shares of Preferred Stock; provided, that, (1) no Event of Default or Pending Default shall have occurred, (2) the Borrower shall deliver notice of its election to pay interest in Preferred Stock to the Lender on or before the Interest Payment Date, and (3) the Borrower shall deliver to the Lender a certificate or certificates representing such number of shares of duly authorized and issued Preferred Stock as is equal to the dollar amount of such interest payment when the shares of Common Stock into which such shares of Preferred Stock may convert are valued at the Interest Share Payment Valuation, which certificates shall be delivered by not more than 10 days following the applicable Interest Payment Date.

ARTICLE 4 - CONDITIONS PRECEDENT

Section 4.1	Conditions Precedent to Effectiveness of Agreement and First Draw

(a) This Agreement shall not become effective, and the Lender shall not be obligated to fund the first Draw hereunder, until such time as all of the following conditions shall have been satisfied:

(i)
The Lender shall have received from the Borrower each of following items in form and substance reasonably satisfactory to Lender:  this Agreement, the Note, the Guaranties, the Security Agreements, the Commitment Fee Warrant, the Registration Indemnity Agreement, a closing certificate (which shall contain authorizing resolutions, certified copies of the Borrower’s certificate of incorporation and by-laws), and an opinion of counsel to the Borrower and the Guarantors, each duly executed where appropriate and each in form and substance reasonably satisfactory to Lender;

(ii)	The holders of a majority of the Borrower’s Series D Convertible Preferred Stock shall have consented to the transactions completed herein;

(iii)	No representation or warranty of the Borrower and/or any Guarantor contained herein or in any other Loan Document shall be false or misleading in any material respect;

(iv)	No event shall have occurred or failed to occur that could reasonably be expected to result in a Material Adverse Effect;

(v)
All necessary governmental, third party and other approvals required for the transactions contemplated hereby shall have been obtained and be in full force and effect on the closing date and any applicable waiting periods shall have expired without any action being taken or threatened by any applicable authority, which, without limitation, would restrain, prevent or otherwise impose materially adverse conditions on the Borrower or create any material risk to the Lender;

(vi)
There shall not exist any action, suit, investigation or proceeding pending or threatened in any court of before any arbitrator or governmental authority that purports to affect any transaction contemplated hereby or the ability of the Borrower and/or any Guarantor to perform their obligations under the Loan Documents;

(vii)	The Lender shall have received a Draw Request not less than five (5) Business Days before the requested date of such Draw;

(viii)
NASDAQ shall have approved the listing of the Common Stock underlying the Warrants, any Preferred Stock payable as interest hereunder, and the shares of Common Stock that may be issued upon conversion of Preferred Stock payable as interest hereunder;

(ix)
The Borrower shall have reserved for issuance a number of shares of Common Stock equal to at least 110% of the aggregate number of shares of Warrant Stock issuable upon exercise in full of (1) the Commitment Fee Warrant, and (2) the Draw Warrant issued in connection with the first Draw hereunder; and

(x)	No Pending Default, Event of Default and/or Dilutive Issuance shall have occurred.

(b) The request for the first Draw hereunder shall constitute a representation and warranty by Borrower that each of the conditions contained in this Section 4.1 has been satisfied, and shall be accompanied by a certificate of an officer of the Borrower and the Guarantors to such effect.

(c) By requesting the first Draw hereunder, the Borrower covenants to deliver to the Lender a Draw Warrant for such first Draw no later than five (5) days after funding thereof.

Section 4.2	Conditions Precedent to Subsequent Draws

(a) The Lender shall not be required to fund any Draw subsequent to the first Draw hereunder, unless on the applicable date that each such subsequent Draw is to be funded:

(i)	The conditions precedent set forth in Section 4.1 above shall have been satisfied with respect to such subsequent Draw;

(ii)
The representations and warranties of the Borrower and the Guarantors set forth herein and in the Loan Documents shall be true and correct in all material respects on and as of such date with the same effect as though such warranty or representation had been made on and as of such date, except to the extent that such warranty or representation is stated to expressly relate solely to an earlier date;

(iii)
The Borrower and each Guarantor shall have materially complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement and the Loan Documents which are binding upon them, and no Event of Default or Pending Default shall have occurred and be continuing on such date or after giving effect to the requested Draw;

(iv)
The Borrower shall have reserved for issuance a number of shares of Common Stock equal to at least 110% of the aggregate number of shares of Warrant Stock issuable upon exercise in full of the Draw Warrant issued in connection with such Draw; and

(v)	The Lender shall have received a Draw Request not less than five (5) Business Days before the requested date of such Draw.

(b) Each request for a Draw shall constitute a representation and warranty by Borrower that each of the conditions contained in this Section 4.2 has been satisfied, and shall be accompanied by a certificate of an officer of the Borrower and the Guarantors to such effect.

(c) By requesting any subsequent Draw hereunder, the Borrower covenants to deliver to the Lender a Draw Warrant for such subsequent Draw no later than five (5) days after funding thereof.

Section 4.3	Closing

If the conditions precedent set forth in Section 4.1 above shall not have been satisfied on or before September 24, 2012 this Agreement shall be of no further force and effect upon and as of September 24, 2012.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Lender to enter into this Agreement and to make the Term Loan Facility available to the Borrower, the Borrower hereby represents and warrants to the Lender that each of the following statements is true and correct:

Section 5.1	Organization and Authority

(a) The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted, and (iii) is not doing business or conducting any activity in any jurisdiction in which it is not duly qualified and authorized to do business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.1(b) hereto contains a true, correct and complete list of all Subsidiaries of the Borrower, and the percentage of the equity of each such Subsidiary owned by the Borrower. Each Subsidiary of the Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted, and (iii) is not doing business or conducting any activity in any jurisdiction in which it is not duly qualified and authorized to do business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Schedule 5.1(c) hereto, and any supplement or replacement schedule signed by Borrower and delivered to Lender, accurately represents to Lender the following: (i) the classes of capital stock of Borrower and par value of each such class, all as authorized by Borrower’s Certificate of Incorporation, (ii) the number of shares of each such class of stock issued and outstanding, and (iii) Borrower’s employer tax identification number.  Borrower does not have outstanding any other stock or other equity security or any other instrument convertible into, exchangeable for or exercisable for any equity security of Borrower, or any commitment, understanding, agreement or arrangement to issue, sell or have outstanding any of the foregoing.

Section 5.2	Authorization

(a) All necessary corporate action has been taken in order to duly authorize the Borrower’s execution and delivery of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder including without limitation issuance of the Warrants, the Warrant Stock, any Preferred Stock payable as interest hereunder, and Common stock issuable upon conversion of any Preferred Stock payable as interest hereunder; (b) this Agreement and the other Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms; (c) the execution and delivery of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and thereunder (i) are within the organizational powers of Borrower, and (ii) do not and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any property of Borrower under the provisions of any, agreement, charter instrument, bylaw, or other instrument to which Borrower is a party or by which it may be bound; and (d) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust or other agreement or instrument to which Borrower is now a party or by which Borrower may be bound with respect to the payment of any Indebtedness, or, to the extent applicable, the ability of Borrower to incur Indebtedness, including any agreements or instruments to be executed in connection with this Agreement.

(b) All necessary corporate action has been taken in order to duly authorize the execution and delivery of each Loan Document to which a Guarantor is party, and the performance by such Guarantor of its obligations thereunder; (b) each such Loan Document constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its respective terms; (c) the execution of such Loan Document by such Guarantor and the performance by such Guarantor of its obligations thereunder (i) are within the organizational powers of such Guarantor, and (ii) do not and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any property of such Guarantor under the provisions of any, agreement, charter instrument, bylaw, or other instrument to which such Guarantor is a party or by which it may be bound; and (d) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust or other agreement or instrument to which such Guarantor is now a party or by which Borrower may be bound with respect to the payment of any Indebtedness, or, to the extent applicable, the ability of such Guarantor to incur or guaranty Indebtedness, including any agreements or instruments to be executed in connection with this Agreement.

Section 5.3	Taxes

All tax returns and reports required to be filed by the Borrower and each Guarantor in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower, each Guarantor and upon any property, assets, income and franchises thereof, which are shown in such returns or reports to be due and payable, have been paid, except for Permitted Contests.  The accruals for taxes on the books of Borrower and each Guarantor for the current fiscal period have been determined in accordance with GAAP, consistently applied, subject to year-end and audit adjustments.

Section 5.4	Compliance with Law

To the best of the Borrower’s knowledge after reasonable inquiry, neither the Borrower nor any Guarantor:

(a) is in violation of any Requirements of Law which violation is reasonably likely to have a Material Adverse Effect; and/or

(b) has failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of the Borrower’s or any such Guarantor’s properties or to the conduct of its or their business, which violation or failure is reasonably likely to have a Material Adverse Effect.

Section 5.5	Financial Statements; Full Disclosure

The consolidated financial statements of Borrower and its Subsidiaries for the fiscal year ending December 31, 2011 which have been supplied to Lender, have been prepared in accordance with GAAP and fairly represent the financial condition of the Borrower and its Subsidiaries as of such date on a consolidated basis.  The interim consolidated financial statements of the Borrower and its Subsidiaries for the period ending June 30, 2012, which have been supplied to Lender, have been prepared in good faith and accurately represent the financial condition of the Borrower and its Subsidiaries as of the dates of such financial information, subject to year-end and audit adjustments.  The Borrower does not know of any existing fact or circumstances which has had, shall have or is reasonably likely to have a Material Adverse Effect.

Section 5.6	Litigation; Adverse Effects

There are no pending or, to the knowledge of Borrower, threatened claims involving individual claims against Borrower in excess of $1,000,000.  There is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) pending before or by any Governmental Authority or private arbitrator or, to the knowledge of Borrower, threatened against Borrower or any property thereof (i) challenging the validity or the enforceability of any provision of this Agreement, or any other Loan Document or (ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect.  Borrower is not subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority, which individually or in the aggregate shall have or is likely to have a Material Adverse Effect.

Section 5.7	Labor Matters

There is no collective bargaining agreement covering any of the employees of Borrower and/or any Guarantor; no labor disputes (other than grievances arising in the ordinary course of business), strikes or walkouts affecting the operations of Borrower and/or any Guarantor, are pending, or, to the knowledge of Borrower, threatened, planned or contemplated, and, except to the extent that the occurrence of any such ERISA Event is not reasonably likely to result in liability to the Borrower and the Guarantors in an aggregate amount that would reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred, and, to the knowledge of Borrower, no facts or circumstances exist that could reasonably be expected to result in an ERISA Event.

Section 5.8	Solvency

After giving effect to all Indebtedness of the Borrower and each Guarantor on the Closing Date (including without limitation the Draw Credit Maximum Amount and all Contingent Obligations) and such other dates as Draws are requested hereunder, the Borrower and each Guarantor is Solvent.

Section 5.9	Consent

Neither the nature of Borrower, any Guarantor, or any of its or their business or properties, nor any relationship between or among Borrower, any Guarantor, and any other Person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of Borrower as a condition to the execution and delivery of this Agreement and the other Loan Documents, other than those consents, approvals, authorizations or filings (including the NASDAQ listing application for the shares of Common Stock underlying the Warrants) that have been obtained or made.

Section 5.10	No Liens

The Borrower and each Guarantor (a) has an indefeasible interest in all personal property which it has an interest, free and clear of any Liens, except Permitted Liens, and (b) has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property whether now owned or hereafter acquired to be subject to a Lien, except Permitted Liens. Neither the Borrower nor any Guarantor owns any real property.

Section 5.11	Indebtedness

As of the Closing Date, set forth on Schedule 5.11 is a true and complete schedule of all Indebtedness of the Borrower and the Guarantors in excess of $100,000 per item.  Neither the Borrower nor any Guarantor has incurred any material Indebtedness other than Indebtedness permitted under this Agreement and set forth on Schedule 5.11 hereto.

Section 5.12	No Defaults

No event has occurred and no condition exists which constitutes a Pending Default or an Event of Default pursuant to this Agreement.

Section 5.13	Intellectual Property

The Borrower and each Guarantor owns or has the legal and valid right to use all Intellectual Property necessary for the present and planned operation of its business without any known conflict with the rights of others, free from any Lien or encumbrance, other than Permitted Liens and free of any restrictions material to the operation of its business as presently conducted.  Except as set forth in Schedule 5.13 attached hereto, neither the Borrower nor any Guarantor (a) has any registered Intellectual Property and (b) as licensor, licenses any registered Intellectual Property.

Section 5.14	Environmental Compliance

To the best of Borrower’s knowledge, the Borrower and each Guarantor are in compliance in all material respects with any and all Environmental Laws.

Section 5.15	Disclosure

None of this Agreement, the Loan Documents, any disclosure pursuant to the Exchange Act, and/or any certificate furnished to the Lender by the Borrower and/or any Guarantor in connection with the transactions contemplated herein contains any untrue statement of any material fact or omits to state any material fact necessary to make the statements herein or therein not misleading under the circumstances in which such statements were made.  As of the Closing Date, there is no fact known to the Borrower and/or any Guarantor which has not been disclosed to the Lender and which could reasonably be expected to have a Material Adverse Effect.

Section 5.16	Warrants; Preferred Stock

All shares of Warrant Stock which may be issued upon the exercise of any of the Warrants, all shares of Preferred Stock payable as interest hereunder, and all shares of Common Stock which may be issued upon conversion of Preferred Stock payable as interest hereunder will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by or through the Borrower.  The Borrower has reserved a number of shares of Common Stock equal to at least 110% of the aggregate number of shares of Warrant Stock issuable upon exercise in full of the Commitment Fee Warrant.

ARTICLE 6 – REPRESENTATIONS AND WARRANTIES OF THE LENDER

The Lender represents and warrants to the Borrower and the Guarantors as follows:

Section 6.1	Organization and Standing

The Lender is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware.

Section 6.2	Power and Authority

The Lender has the require power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance by the Lender of its obligations under this Agreement has been authorized by all necessary action on behalf of the Lender, and no further consent or authorization of the Lender or its members or managers is required.  This Agreement has been duly executed and delivered by the Lender.

Section 6.3	Accredited Investor

The Lender is an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that the Lender is capable of evaluating the risks and merits of its investment in the Borrower.

Section 6.4	Rule 144

The Lender understands that the shares of Warrant Stock, Preferred Stock payable as interest hereunder and Common Stock which may be issued upon conversion of Preferred Stock payable as interest hereunder must be held indefinitely until such shares are registered under the Securities Act or an exemption from registration is available. The Lender acknowledges that it is familiar with Rule 144 of the rules and regulations of the SEC, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that the Lender has been advised that Rule 144 permits re-sales only under certain circumstances.  The Lender understands that to the extent that Rule 144 is not available, the Lender will be unable to sell any shares of Warrant Stock, Preferred Stock payable as interest hereunder or Common Stock which may be issued upon conversion of Preferred Stock payable as interest hereunder without either registration of such shares under the Securities Act or the existence of another exemption from such registration requirement.

ARTICLE 7 - COVENANTS

The Borrower covenants that on and after the date of this Agreement until terminated pursuant to the terms of this Agreement, or so long as any Indebtedness provided for herein remains unpaid:

Section 7.1	Payment of Taxes and Claims

Borrower shall, and shall cause each Guarantor to, pay (a) all taxes, estimated payments, assessments and governmental charges or levies imposed upon the Borrower the Guarantors and its and their property or assets or in respect of any of its franchises, businesses, income or property when due; and (b) all claims of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like persons, (including without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon property or assets of the Borrower and/or the Guarantors, other than for Permitted Contests.

Section 7.2	Insurance

At all times in respect of its personal property, Borrower shall, and shall cause each Guarantor to, have and maintain insurance substantially similar in terms of coverage, amounts and scope as the Borrower's and each Guarantor’s existing insurance policies as of the Effective Date; provided, however, that such insurance may fluctuate from time to time in response to changes in the business and operations of the Borrower and the Guarantors.

Section 7.3	Place of Business; Books and Records

(a) The Borrower shall, and shall cause each Guarantor to, (i)  deliver to Lender at least thirty (30) days prior to the occurrence of any of the following events, written notice of such impending events: (A) a change in the principal place of business or chief executive office, and (B) a change in name, identity or structure; and (ii) remain organized in the state or jurisdiction of its incorporation or formation as of the Effective Date.

(b) The Borrower shall, and shall cause each Guarantor to, at all times keep accurate and complete records of its assets and finances in accordance with GAAP, and at all reasonable times and from time to time, shall allow Lender promptly following receipt of written notice (not to be delivered more than one time each calendar year other than during the continuance of an Event of Default), by or through any of its officers, agents, attorneys or accountants, to examine, inspect and make extracts from such books and records.

Section 7.4	Maintenance; Certain Covenants

The Borrower shall, and shall cause each Guarantor to, (i) maintain its property in a condition comparable or superior to that on the date hereof, except for normal wear and tear and routine maintenance and obsolescence in the ordinary course of business; (ii) do or cause to be done all things reasonably necessary to maintain its status as duly organized and existing, and in good standing, under the laws of the state of its organization; (iii) conduct continuously and operate actively its business and take all actions reasonably necessary to enforce and protect the validity of any Intellectual Property material to the business of the Borrower and/or any Guarantor; and (iv) not be in violation of any Requirements of Law, which violation is reasonably likely to have a Material Adverse Effect.

Section 7.5	Negative Pledge

The Borrower shall not, and shall not permit any Guarantor to, cause or permit or permit to exist or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any personal property or real property of the Borrower and/or any Guarantor, whether now owned or hereafter acquired, to become subject to a Lien, except for Permitted Liens.

Section 7.6	Indebtedness

The Borrower shall not, and shall not permit any Guarantor to, directly or indirectly create, incur, assume, guarantee, or otherwise become or remain liable with respect to any material Indebtedness, except for Permitted Indebtedness.

Section 7.7	Financial Information and Reporting

Borrower shall deliver the following to Lender:

(a) within 80 days after the end of each fiscal year, audited, unqualified consolidated financial statements of Borrower and its Subsidiaries prepared in accordance with GAAP and certified by the Borrower’s independent public accountant, containing (i) balance sheets, (ii) statements of income and surplus, and (iii) statements of cash flows and reconciliation of capital accounts; and

(b) immediately upon becoming aware of the existence of any Pending Default, Event of Default or breach of any term or conditions of this Agreement or any Loan Document, a written notice specifying the nature and period of existence thereof and what action Borrower and the Guarantors are taking or proposes to take with respect thereto.

Notwithstanding the foregoing, documents or statements required to be delivered pursuant to sub-part (a) above may be delivered electronically and if so delivered, shall be deemed to have been delivered and certified on the date on which Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet.

Section 7.8	Deliverables

The Borrower shall deliver to the Lender:

(a) Together with each delivery of financial statements of the Borrower hereunder, a completed compliance certificate signed by a Financial Officer of the Borrower, which shall include (i) a certification as to whether a Pending Default or an Event of Default has occurred and, if a Pending Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) a certification that the financial statements delivered with such compliance certificate are true, correct and complete in all material respects;

(b) Promptly upon the Borrower obtaining knowledge of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred and not been remedied or otherwise eliminated, would reasonably be expected to result in liability of the Borrower and the Guarantors in an aggregate amount that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower, any Guarantor or any of its or their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect thereto; and

(c) Promptly upon the Borrower obtaining knowledge of the occurrence of any event or circumstance that, alone or together with any other event of circumstance that have occurred and not been remedied or otherwise eliminated, would reasonably be expected to result in liability of the Borrower and the Guarantors in an aggregate amount that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower, any Guarantor or any of its or their respective Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, any Person and/or any Governmental Authority with respect thereto.

Section 7.9	Fundamental Changes; Asset Transfers

(a) The Borrower shall not, and shall not permit any Guarantor to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, unless as a condition precedent to the consummation of such transaction, all Obligations shall be paid in full.  Notwithstanding the foregoing, a Guarantor may merge with and into the Borrower, with the Borrower as the surviving entity.

(b) The Borrower shall not, and shall not permit any Guarantor to, sell, transfer, lease, license or otherwise dispose of, in one transaction or a series of transactions:  (i) assets representing all or substantially all the assets of the Borrower and the Guarantors taken as a whole (other than to the Borrower or one or more Guarantors); and/or (ii) assets material to the conduct of business of the Borrower and the Guarantors taken as a whole (other than grants of outbound licenses of such Intellectual Property  in the ordinary course of business that do not materially detract from the value of the affected asset in the hands of the Borrower and the Guarantors, or interfere with the ordinary conduct of business of the Borrower and the Guarantors taken as a whole, or require the Borrower or any Guarantor to obtain any license of or other right to use such Intellectual Property from the licensee in order to continue to conduct such business, and licenses of the Borrower’s Symphony and Prelude products in third-party, arm’s-length transactions approved by the Borrower’s Board of Directors).

Section 7.10	Transactions with Affiliates

The Borrower shall not, and shall not permit any Guarantor to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Guarantor than those that would prevail in arm’s-length transactions with unrelated third parties, (b) issuances by the Borrower of equity and receipt by the Borrower of capital contributions, (c) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Guarantor, (d) any transaction determined by a majority of the disinterested directors of the applicable Person's board of directors to be fair to the applicable Person, (e) any transaction with respect to which the fair market value of the related property or assets, nor the consideration therefor, does not exceed $500,000, (f) transfers of Intellectual Property from a Guarantor to the Borrower, and (g) transfer pricing agreements among the Borrower and the Guarantors, provided, that, such transfer pricing agreements are approved by necessary tax and regulatory authorities.

Section 7.11	Compliance with Laws

The Borrower shall, and shall cause each Guarantor to, comply in all material respects with all applicable Legal Requirements for the operation of its business and all Environmental Laws, except to the extent that (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) the failure to so comply could not reasonably be expected to result in any Material Adverse Effect.

Section 7.12	Guarantees

The Borrower shall cause each Guarantor to guarantee the Borrower’s Obligation hereunder pursuant to a Guaranty in form and substance substantially similar to Exhibit 7.12 attached hereto.

Section 7.13	Security

The Borrower shall cause each Guarantor to become party to the Security Agreements.

Section 7.14	Securities Compliance

The Borrower shall notify the SEC in accordance with its rules and regulations, of the transactions contemplated by the Loan Documents and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance to the Lender of the Warrants, the Warrant Stock, any Preferred Stock payable as interest hereunder, and Common Stock issuable upon conversion of  Preferred Stock payable as interest hereunder.

Section 7.15	Registration and Listing

The Borrower shall cause its Common Stock to continue to be registered under Section 12(b) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act.  The Borrower shall not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act.  The Borrower shall use its best efforts to comply with listing standards of the NASDAQ Capital Market or another National Securities Exchange on which the Common Stock is listed. The Borrower further covenants that it will take such further action as the Lender may reasonably request, all to the extent required from time to time to enable the Lender to sell the Warrant Stock, any Preferred Stock payable as interest hereunder, and Common Stock that may be issued upon conversion of  any Preferred Stock payable as interest hereunder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act.

Section 7.16	144 Opinions

The Borrower shall provide, at the Borrower’s expense, such legal opinions in the future as are appropriate and necessary for the issuance and resale of the Warrant Stock, Preferred Stock payable as interest hereunder, and Common Stock that may be issued upon conversion of Preferred Stock payable as interest hereunder pursuant to an effective registration statement, Rule 144 under the Securities Act or an exemption from registration.  In the event that such shares of Warrant Stock, Preferred Stock payable as interest hereunder and/or Common Stock that may be issued upon conversion of Preferred Stock payable as interest hereunder are sold in a manner that complies with an exemption from registration, the Borrower shall promptly cause its counsel (at the Borrower’s expense) to issue to the Lender and the Borrower’s transfer agent an opinion permitting removal of the legend to permit sales of the Warrant Stock, Preferred Stock payable as interest hereunder and Common Stock that may be issued upon conversion of Preferred Stock payable as interest hereunder under Rule 144 of the Securities Act.

Section 7.17	Reporting Status

So long as the Lender beneficially owns any Warrants, any shares of Warrant Stock, any Preferred Stock payable as interest hereunder, and/or any Common Stock issued upon conversion of Preferred Stock payable as interest hereunder, the Borrower shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Borrower shall not voluntarily terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

Section 7.18	Disclosure of Material Information

The Borrower shall comply with its obligations under Regulation FD under the Exchange Act, and shall not disclose to the Lender in writing any material non-public information unless the Lender shall have first agreed in writing to hold such information in confidence.  Upon any disclosure in violation of the terms hereof, the Borrower shall comply with its public dissemination obligations under Regulation FD within the periods set forth therein.  The Borrower understands and confirms that the Lender shall be relying on the foregoing representations and covenants in effecting transactions in securities of the Borrower.

Section 7.19	No Amendments

The Borrower shall not amend or waive any provision of its Certificate of Incorporation or Bylaws in any way that would adversely affect the rights of any holder of the Warrants, it being understood and agreed that an increase in the number of authorized shares of Common Stock shall not be deemed to violate the foregoing clause.

Section 7.20	No Distributions

The Borrower shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or make any distributions (other than Permitted Issuances) to any holder(s) of Common Stock  (or security convertible into or exercisable for Common Stock) or (ii) purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other security of the Borrower.

Section 7.21	No Investments

The Borrower shall not, and shall not permit any Guarantor to, make or suffer to exist any Investments or commitments therefor in excess of $250,000 in the aggregate other than the formation of any foreign entity in connection with sales or licenses of the Borrower’s property in any foreign jurisdiction; provided, that, nothing herein shall be deemed to prohibit the Borrower’s holdings of cash or cash equivalents, such as deposit accounts, money market accounts, U.S. treasuries or similar highly liquid assets.

Section 7.22	DTC Eligibility

The Borrower shall use its best efforts to cause its Common Stock to be eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program at all times while any Warrants remain outstanding.

ARTICLE 8 – EVENTS OF DEFAULT

Section 8.1	Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

(a) The occurrence of any Event of Default under and as defined in any Loan Document;

(b)   If: (i) any material provision, in the reasonable judgment of the Lender, of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against Borrower and/or any Guarantor; (b) the validity, binding effect or enforceability of any Loan Document against Borrower and/or any Guarantor shall be contested by Borrower or any Guarantor; (c) the Borrower and/or any Guarantor shall deny that it has any or further liability or obligation under any Loan Document; and/or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby;

(c) The Borrower fails to make any payment of principal, interest or any other sum due and payable under any Loan Document within five (5) Business Days after the date such payment is due;

(d) The Borrower and/or any Guarantor fails to perform or observe any covenant, agreement or duty contained in any Loan Document, and such failure remains un-remedied for 10 days after an officer of the Borrower and/or such Guarantor first becomes aware, or should have, with reasonable diligence, been aware, of such default;

(e) Any warranty, representation or other statement made or deemed to be made in this Agreement or in any Loan Document is false or misleading in any material respect at the time it is made;

(f) The Borrower and/or any Guarantor becomes insolvent or commences any Insolvency Proceeding;

(g) Any involuntary Insolvency Proceeding is instituted against the Borrower and/or any Guarantor and continues for sixty (60) days undismissed or undischarged;

(h) One or more final, unappealable orders, judgments or arbitration awards for the payment of money or nonmonetary relief or remedy which is reasonably likely to have a Material Adverse Effect, is entered, and any such order, judgment or award has not been discharged, bonded in full or stayed in all material respects;

(i) The occurrence of any event which allows the acceleration of the maturity of any Indebtedness (except real property leases) in excess of the amount of $1,000,000 of the Borrower and/or any Guarantor on an aggregate basis;

(j) A Change of Control of the Borrower shall have occurred;

(k) The occurrence of any event or omission that could reasonably be expected to have a Material Adverse Effect, provided that such event or omission is not remedied within 30 days;

(l) Any ERISA Event shall have occurred that, alone or together with any other ERISA Events that have occurred and not been remedied or eliminated, would reasonably be expected to result in liability of the Borrower and the Guarantors in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;

(m) The Common Stock shall at any time fail to be listed and traded on a National Securities Exchange; and/or

(n) Any person or entity other than the Lender or an Affiliate of the Lender shall file a Uniform Commercial Code financing statement naming any assets whatsoever of the Borrower and/or any Guarantor as collateral, if such financing statement is not terminated within 60 days after notice from the Lender to the Borrower, except for such financing statements as may evidence liens securing Permitted Purchase Money Indebtedness but only to the extent that the same only list as collateral the assets financed by the lender(s) to whom such Permitted Purchase Money Indebtedness is owed.

Section 8.2	Default Remedies

Upon the occurrence and during the continuance of an Event of Default (other than an event described in Section 8.1(f) or Section 8.1(g) above), Lender may (i) terminate all rights, if any, of Borrower to obtain Draws hereunder, and thereupon, any such right shall erminate immediately, (ii) declare any or all the Draws to be due and payable, and thereupon, the principal of the Draws, together with accrued interest thereon and all fees and other Obligations shall become due and payable immediately, and (iii) immediately exercise any right, power or remedy permitted to Lender by law or any provision of this Agreement, in each case, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence of an Event of Default described in Section 8.1(f) or Section 8.1(g) above, Borrower's rights, if any, to obtain Draws hereunder shall automatically terminate and the principal of the Draws, together with accrued interest thereon and all fees and other Obligations shall automatically become due and payable without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

ARTICLE 9 - GENERAL PROVISIONS

Section 9.1	Notices

(a) All communications under this Agreement or under the other Loan Documents executed pursuant hereto shall be in writing and shall be sent by facsimile or by a nationally recognized overnight delivery service (i) if to Lender, at the address set forth below Lender’s signature to this Agreement, or at such other address as may have been furnished in writing to Borrower, by Lender; and (ii) if to Borrower, at the address set forth below Borrower’s signature to this Agreement, or at such other address as may have been furnished in writing to Lender by Borrower.

(b) Any notice so addressed and sent by fax shall be deemed to be given when confirmed, and any notice sent by nationally recognized overnight delivery service shall be deemed to be given the next day after the same is delivered to such carrier.

Section 9.2	Costs and Expenses

The Borrower agrees to pay all reasonable and documented costs and expenses incidental to or in connection with this Agreement and the Loan Documents, the drafting and negotiation of the Loan Documents, the enforcement of Lender’s rights in connection with any of the foregoing, any amendment, supplement or modification of this Agreement or any other Loan Document, whether any of the foregoing are incurred prior to or after maturity, the occurrence of an Event of Default, or the rendering of a judgment.  Such costs shall include, but not be limited to, reasonable and documented fees of Lender’s counsel.  The provisions of this Section shall survive the termination of this Agreement and the Loan Documents.  Notwithstanding anything herein to the contrary, Borrower's obligation to pay or reimburse Lender hereunder shall not exceed $15,000 with respect to any and all costs, services and expenses incidental to or arising in connection with the preparation, negotiation, arrangement, execution and/or delivery of this Agreement and the other Loan Documents.

Section 9.3	Survival, Successors and Assigns

All warranties, representations, and covenants made by Borrower herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by Lender and shall survive the funding of Draws regardless of any investigation made by Lender on its behalf.  This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of each of the parties.  Unless an Event of Default shall have occurred, the Lender may not assign all or any part of the Term Loan Facility without the Borrower’s consent; provided, that, the Lender shall have the right to assign its rights and obligations hereunder to any Affiliate entity of the Lender without the prior consent of the Borrower; and provided, further, that the Lender shall be free to assign, sell, pledge, or otherwise dispose of the Warrants (and the Common Stock underlying the Warrants) and any Preferred Stock payable as interest hereunder (and the Common Stock into which such Preferred Stock may be converted) in the Lender’s discretion.  The Borrower shall not have the right to assign its rights and obligations hereunder without the Lender’s prior written consent.

Section 9.4	Amendment and Waiver

All references to this Agreement shall also include all amendments, extensions, renewals, modifications, and substitutions thereto and thereof made in writing and executed by both Borrower and Lender.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Borrower and Lender.  No delay or failure or other course of conduct by Lender in the exercise of any power or right shall operate as a waiver nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right.

Section 9.5	Accounting Treatment and Fiscal Year

(a) Borrower shall not, and shall not permit any Guarantor to, change its fiscal year for accounting or tax purposes from a period consisting of the twelve (12) month period ending on December 31st of each calendar year.

(b) Borrower shall not, and shall not permit any Guarantor to, make any change in accounting treatment and reporting practices or tax reporting treatment except as required by GAAP or law and disclosed in writing to Lender at the address set forth herein.

Section 9.6	Enforceability and Governing Law

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, shall be inapplicable or ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right.  All of Lender’s rights and remedies, whether evidenced hereby or by any other Loan Document, shall be cumulative and may be exercised singularly or concurrently.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws rules thereof).  Borrower agrees that any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court of appropriate subject matter jurisdiction in the State of New York, waives any objection which it may have now or hereafter to the venue of any suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

Section 9.7	Headings

Article and Section headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Article and Section applies equally to this entire Agreement.

Section 9.8	Interpretation

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

Section 9.9	Severability of Provisions

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

Section 9.10	Counterparts; Electronic Execution

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or email also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 9.11	Revival and Reinstatement of Obligations

If the incurrence or payment of the Obligations by Borrower or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Lender related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

Section 9.12	Integration

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 9.13	Waiver of Right to Trial by Jury

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.14	Indemnity

Borrower shall, and shall cause each Guarantor to, indemnify Lender, Lender’s directors, officers, employees, agents, and consultants from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender solely in its capacity as a “Lender” hereunder (and not in its capacity as an equity owner of any stock of Borrower) in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other person or entity with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or any Loan Document, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of Lender or such Person, as determined in a final, non-appealable judgment by a court of competent jurisdiction.  The indemnities provided for in this Section shall survive the termination of this Agreement and the indefeasible payment of the Draws in full.

(Signature Pages Follow)

Each of the parties has signed this Agreement as of the date set forth in the preamble above.

BORROWER:

                                                                                ECHO THERAPEUTICS, INC.

                                                                                                By:  /s/ Patrick Mooney
Name:  Patrick T. Mooney
Title: Duly Authorized Agent

By:  /s/ Christopher Schnittker
Name:  Christopher Schnittker, SVP and CFO
Title: Duly Authorized Agent

                                                                                Notice Address:

8 Penn Center
1628 JFK Blvd., Suite 300
Philadelphia, PA 19103
Attn: General Counsel
Fax: (215) 717-4109

LENDER:

PLATINUM-MONTAUR LIFE SCIENCES, LLC

By:  /s/ Michael M. Goldberg, M.D.
Name:  Michael M. Goldberg, M.D.
Title: Duly Authorized Agent

Notice Address:

Platinum-Montaur Life Sciences, LLC
Attention: Michael M. Goldberg, M.D.
152 West 57th Street, 4th Floor
New York, NY 10019
Fax:  (212) 271-7855

with a copy to:

Burak Anderson & Melloni PLC
30 Main Street, Suite 210
Burlington, VT 05401
Fax: (802) 862-8176

Exhibit 2.1
Form of Commitment Fee Warrant

Exhibit 2.2
Form of Note

Exhibit 2.4
Form of Draw Request

Exhibit 4.1
Form of Draw Warrant

Exhibit 7.12
Form of Guaranty